Exhibit 99.1

Contact:	Richard S. Martin Chief Financial Officer (800) 322-2644, x1907 Diane Caldwell Investor Relations (800) 322-2644, x1954

FOR IMMEDIATE RELEASE

SDI and El Paso Energy Agree to Terminate Contract

Bensalem, PA – May 22, 2003 - SDI (Strategic Distribution, Inc. – Nasdaq: STRD), a leading provider of MRO supply chain management services, today announced that it has agreed with El Paso Energy (EPE) to terminate the industrial supply services agreement that has been in place since 1996.

SDI expects to transition management of all storerooms to EPE by the middle of the third quarter of 2003.  Over the next thirty days, SDI and EPE expect to finalize a transition plan. SDI intends to reduce its operating costs as it transitions the storerooms to EPE over the next three months. The Company’s 2002 revenues with EPE were $34.6 million and accounts receivable and inventory related to the supply agreement were $1.59 million at December 31, 2002.

Don Woodring, President and CEO of SDI, stated, “Like many companies, especially those in the energy sector, EPE has responded to the weakened business climate by implementing dramatic changes internally in an attempt to adjust.”  Mr. Woodring went on to say, “While the loss of this relationship will impact the Company in the near term, the current program in place at EPE did not fit our current business model and direction for the future, contributing substantially less than our targeted margins.”

Chief Operating Officer, Duffy Shea, commented saying, “SDI has had a long relationship with EPE and will provide a professional transfer of operations. Our goal is to make this transition as smooth as possible for both the companies and any affected employees.”

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials.  Additional information about SDI and its In-Plant Store® program can be found on the company’s Web site at www.in-plantstore.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2002 annual report as filed on Form 10-K with the Securities and Exchange Commission.

- SDI -